CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-RBV1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

March 17, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-RBV1 Series (the “VV-RBV1 Series”) and the creation of the VV-RBV1 Interests (the “VV-RBV1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in March 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-RBV1 Series and the creation of the VV-RBV1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-RBV1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-RBV1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-RBV1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-RBV1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-RBV1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-RBV1 Interests

AUTHORIZED SHARES:	Minimum: 950 / Maximum: 1,045 Interests

SERIES ASSETS:	Right Bank Bordeaux Values
	Product	Vintage	Bottles
	Troplong Mondot	2018	60
	Troplong Mondot	2019	60
	Troplong Mondot	2020	60
	La Conseillante	2018	48
	La Conseillante	2018	12
	La Conseillante	2019	60
	La Conseillante	2020	60
	Canon	2018	120
	Canon	2019	60
	Canon	2020	60

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-RBV1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King